Exhibit 10.6
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
KYKUIT RESOURCES, LLC
     THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) is entered into as of this 24th day of October, 2007, by and between the undersigned Members of KYKUIT RESOURCES, LLC, an Ohio Limited Liability Company (the “Company”). This Agreement supercedes and replaces all the terms and conditions of the Operating Agreement of the Company entered into on May 8, 2007.
SECTION 1
DEFINITIONS
     For purposes of this Agreement, unless the context clearly indicates otherwise, (i) all of the capitalized words in this Agreement shall have the meanings set forth in the Appendix attached hereto, and (ii) all non-capitalized words defined in the Act shall have the meaning set forth therein.
SECTION 2
FORMATION
     2.1 Name. The name of the Company shall be KYKUIT RESOURCES, LLC. The Company may do business under that name and under any other name or names upon which the Managing Member desires.
     2.2 Organization. The Members are hereby organized and authorized for the formation of the Company as an Ohio Limited Liability Company pursuant to the provisions of the Act and have filed Organization/Registration of Limited Liability Company with the Ohio Secretary of State, in the form attached hereto as Exhibit “A”.
     2.3 Purpose. The purpose for which this Company is formed is to own and operate a portion of the mineral leasehold estate in a prospect known as “The Missouri Breaks” located in Fergus County, State of Montana (the “Prospect”), as well as to engage in any lawful activity reasonably related thereto for which a limited liability company may be formed under the laws of the State of Ohio, including but not limited to constructing and maintaining the Pipeline System, and to do any and all things reasonably determined by the Managing Member to be necessary, desirable, or incidental to the foregoing purpose. A copy of the Purchase and Sale Agreement evidencing the purchase of a portion of the Prospect by Great Plaines Exploration, LLC is attached hereto as Exhibit “B” and incorporated herein by this reference. That Purchase and Sale Agreement shall be assigned by Great Plains Exploration, LLC to and assumed by the Company prior to the Closing Date set forth in the Purchase and Sale Agreement.
     2.4 Members. The names, present mailing addresses, and Unit Ownership of the Members are set forth either in Exhibit “C”, attached hereto. Any Person executing a Joinder Agreement in the form prescribed by the Company and who complies with the provisions of this Agreement, including Section 9.2 hereof, and the Law, shall also become a Member, in which case, Exhibit “C” shall be amended to reflect the new Member(s). All references in this Agreement to “Units” or “Unit Ownership” or “proportion to Unit Ownership” or “Membership Interest” shall refer to the allocation of Unit Ownership reflected in the column of Exhibit “C” entitled “Actual Unit Ownership” and/or “Actual Percentage of Unit Ownership”. Kykuit Resources, LLC intends on entering into a Joint Venture Agreement with Hemus, Ltd. (“Hemus”) whereby Hemus has the right to participate in the ownership, operation and development of the Prospect on a 25% basis. The 2 columns of Exhibit “C” entitled “Effective Unit Ownership for Hemus Participating Wells” and “Percentage of Unit Ownership for Hemus Participating Wells” reflect the effective ownership of each Member for those operations of the Company in which Hemus opts to participate on a 25% basis.
     2.5 Statutory Agent. The name and address of the Company’s Statutory Agent in the State of Ohio shall be Gregory Osborne, 8500 Station Street, Suite 345, Mentor, Ohio, 44060. The Managing Member may, from time to time, change the Agent by filing appropriate documents with the Ohio Secretary of State. If the registered agent ceases to act as such for any reason the Managing Member shall promptly designate a replacement Agent. The Managing Member shall promptly file with the Ohio Secretary of State the documents required by the Act with respect to any change of the registered Agent or his/her address. If the Managing Member shall fail to designate a replacement registered agent or if the Managing Member or the Agent fail to file the appropriate notice of a change of agent or his/her address, any Member may designate a replacement Agent or file a notice of change of agent or his/her address.
     2.6 Principal Office. The principal office of the Company shall be located at 8500 Station Street, Suite 345, Mentor, Ohio, 44060.
     2.7 Title to Property. Title to all property contributed to or otherwise acquired by the Company shall be held in the name of the Company.
     2.8 Term. The term of the Company shall begin upon the date of filing of the Articles of Organization with the Ohio Secretary of State (the “Commencement Date”) and shall continue in existence for a term ending December 31, 2099 unless its existence is sooner terminated pursuant to Section 10 of this Agreement.
     2.9 No State Law Partnership. The Members intend that the Company not be a partnership (including without limitation, a Limited Partnership), or joint venture, and that no Member be a partner or joint venturer of any other Member for any purpose other than Federal and State tax purposes and that this Agreement not be construed or interpreted to suggest otherwise.
SECTION 3
MEMBERS
     3.1 Liability of Members. No Member shall be liable as such for the debts, obligations, or liabilities of the Company, including any liability under a judgment decree or order of a court. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the

Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.
     3.2 Meetings of Members. The Members shall meet annually at such time as shall be determined by resolution of the Members, commencing with the year 2007, for the purpose of transacting such business as may come before the meeting; provided, however, the failure to hold an annual meeting shall not be grounds for dissolution of the Company. Special meetings of the Members, for any purpose or purposes, may be called by any Member, so long as notice is sent to each Member as specified in Section 3.3 herein. The Members may designate any place, either within or outside the State of Ohio, as the place of the annual meeting or special meeting of the Members. If no designation is made the place of the meeting shall be the principal office of the Company. Members may participate in any annual meeting or special meeting through the use of any means of communication by which all of the Members may simultaneously hear each other during the meeting. A Member participating in a meeting by this means is deemed to be present in person at the meeting.
     3.3 Notice and Record Date of Meetings. Except as otherwise provided herein, written notice stating the place, day and hour of a meeting and the purpose or purposes for which the meeting is called shall be delivered at least fifteen (15) days but not more than ninety (90) days before the date of the meeting, either personally, by certified or registered mail, postage prepaid, or by facsimile or electronic mail to each Member. If mailed, such notice shall be deemed to be delivered two (2) business days after being deposited in the United States mail, addressed to the Member at his/her address as it appears on the books of the Company, with postage thereon prepaid. If sent by facsimile or electronic mail, such notice shall be deemed to be delivered on the date of delivery indicated on the facsimile or electronic mail delivery confirmation record. Members may waive prior notice by attending the meeting or by executing a written waiver of notice before or after the meeting. The date on which notice of the meeting is mailed shall be the record date for determining Members entitled to notice of and/or to Vote at any meeting of the Members.
     3.4 Quorum. The Members owning at least fifty-one percent (51%) of the Units of the Company represented in person or by proxy, shall constitute a quorum at any meeting of Members. A Person disclosing a conflict at any meeting of the Members shall nonetheless be counted for purposes of determining whether a quorum of the Members exists at such meeting.
     3.5 Voting. The Members shall have one (1) Vote for each Unit owned by them with respect to any matters relating to the affairs of the Company for which the Member is entitled to Vote. A Member may Vote in person or by a proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Member acting as Chairman of the meeting, before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.
     3.6 Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one (1) or more written consents describing the action taken, signed by the Members approving such action and delivered to the custodian of the Company’s records for filing with the Company records. Any action taken hereunder is effective when the Members have signed the consent, unless the consent specifies a different effective date. A copy of any action taken by written consent of the Members pursuant to this Section, along with any documents relevant and material thereto, shall be provided to all of the Members within two (2) calendar days of the effective date thereof. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.
SECTION 4
MANAGEMENT
     4.1 Management. The Members may from time to time, by a Vote of all Members pursuant to Section 4.2, designate one (1) or more Member(s) to act as Managing Member(s) of the Company. Any Member designated as a Managing Member hereunder shall serve until removed by unanimous Vote of all Members, or until such person shall die, resign, cease to be a Member in the Company, or otherwise become unable to act or to continue to act as a Managing Member. The Members hereby designate John D. Oil and Gas Company (“JDO”) to act as Managing Member hereunder. Except as otherwise set forth in Section 4.2 below, all Company business decisions shall be made by the Managing Member acting on behalf of the Company, provided, however, that the Managing Member may delegate certain decision making authority to other Members, or non-members in its sole and absolute discretion. Such delegation shall not limit in any way, however, the Managing Member’s fiduciary duties to the Members. In the event that JDO ceases to be Managing Member of the Company for any reason, a substitute Managing Member shall be elected by a Vote of the Members pursuant to Section 4.2 below.
     4.2 Voting by Members. All decisions made by the Managing Member shall be made in good faith and shall be final and binding upon the Company. To the maximum extent provided by Ohio law, the decisions of the Managing Member shall be deemed to satisfy the standards of conduct set forth in Section 1705.09 of the Act. Any matter submitted to a Vote of the Members or requiring approval of the Members shall be deemed to be passed if approved by the Members holding fifty-one percent (51%) or more of the Units then held by all Members. Notwithstanding the foregoing, no Member or Managing Member shall be permitted to take any of the following actions on behalf of the Company without the approval of a majority of the Members, which approval shall not be unreasonably withheld and shall be predicated upon reasonable business judgment:
(i)	amending the Company’s Operating Agreement or other governing documents;

(ii)	altering or changing the rights, privileges, preferences or limitations of the Membership Interests;

(iii)	creating or issuing a senior class or series of membership interests of the Company;

(iv)	increasing or decreasing the number of Managers;

(v)	merging or consolidating with another business or company;

(vi)	directly or indirectly adopting any plan or arrangement for the bankruptcy, reorganization, dissolution or liquidation of the Company, including the method of distribution thereunder;

(vii)	selling, transferring, exchanging or otherwise disposing of all or substantially all of the Company’s assets;

(viii)	borrowing money or incur an obligation in excess of Five Hundred Thousand Dollars ($500,000.00);

(ix)	authorizing, approving or entering into any agreement to act as a primary obligor, or to serve as a guarantor, surety or co-obligor with respect to the indebtedness of any other party, or to borrow money from third-party lenders;

(x)	disposing of the goodwill of the Company; and/or

(xi)	doing any other act that would make it impossible to carry on the ordinary business of the Company.
     4.3 Compensation. The Members may elect, by a Vote of the Members pursuant to Section 4.2 hereof, to pay the Managing Member(s) and/or the Officers an annual salary. The amount of any such salary shall be approved by a Vote of the Members pursuant to Section 4.2 hereof.
     4.4 Other Business Interests of Members. Unless otherwise agreed in writing, Members shall be permitted to engage in any other business, trade, or employment while serving as a Member and/or Managing Member of the Company.
     4.5 Officers. The Managing Member may appoint one or more individuals who are affiliates of Members to act as officers of the Company which may include (a) a President, (b) one or more Vice Presidents; (c) a Secretary and/or one or more Assistant Secretaries; and (d) a Treasurer and/or one or more Assistant Treasurers. Any two (2) or more offices may be held by the same individual. Each officer shall hold his or her office for the term for which he or she was appointed, or until such officer first dies, resigns, is unable to serve, or is removed by the Managing Member, in the sole discretion of the Managing Member. Except as otherwise provided herein, any officers appointed hereunder shall have no rights or powers with respect to the Company above or beyond the rights granted and allocated herein by virtue of such officer being an affiliate of a Member or a Managing Member of the Company. In the event that the Managing Member determines not to appoint officers from time to time, then such decision shall not affect the existence of the Company. The Managing Member may delegate a portion of its day-to-day management responsibilities to any such officers or to any other Members, as determined by the Managing Member from time to time. Such delegation shall not limit in any way, however, the Managing Member’s fiduciary duties to the Members. The Members shall establish such rules and procedures relating to meetings and notices of meetings as they deem necessary or appropriate. All officers appointed by the Managing Member must be individuals who are affiliates of Members of the Company.
     4.6 Reliance on Acts of Members or Officers. No financial institution or any other Person, firm or corporation dealing with the Company shall be required to ascertain whether the Managing Member or any officer is acting in accordance with this Agreement but such financial institution or such other Person, firm or corporation shall be protected in relying solely upon the deed, transfer or assurance of, and the execution of such instrument or instruments by the Managing Member or such officer.
     4.7 Special Approval of Certain Transactions. Notwithstanding any other provision of this Agreement to the contrary, inasmuch as the purpose of the Company is limited to developing and exploiting the Prospect, constructing the Pipeline System and actions reasonably related thereto, any amendment to Section 2.3, “Purpose,” of this Agreement, or any agreement or action by the Company inconsistent with Section 2.3, “Purpose,” of this Agreement shall be void and not binding on the Company, its assets or its Members unless such specific agreement (and all of the terms and conditions thereof) or specific action has, prior to entering into such agreement or taking any such action, been expressly approved in writing by Energy West Resources, Inc.
SECTION 5
CONTRIBUTIONS, COMMITMENTS AND LOANS
     5.1 Capital Contributions.
(a)	Member Capital Contributions. Each Member agrees to make contributions to the capital of the company in cash from time to time payable in United States Dollars, as follows:
(i)	Initial Capital Contributions. Each Member has previously contributed to the Company, as such Member’s Initial Capital Contribution, the amounts described in Exhibit “C” attached hereto;
(ii)	Additional Capital Contributions. Within thirty (30) days after a Payment Notice from the Managing Member, each Member shall contribute to the Company Additional Capital Contributions in an amount equal to its pro rata share of anticipated Operating Expenses as determined by the Managing Member in its sole discretion. The foregoing and any other provisions of this Agreement notwithstanding, Member Energy West Resources, Inc. (“EWST”) shall have no obligation to make any Additional Capital Contributions after the date of this Amended and Restated Operating Agreement in excess of $2,279,100, (the “EWST Cap”) (unless EWST Board of Directors in its discretion authorizes Additional Capital Contributions in excess of the EWST Cap) and

EWST’s failure to make Additional Capital Contribution in excess of the EWST Cap will not result in EWST becoming a Defaulting Member and EWST’s action in not so providing Additional Capital Contribution in excess of EWST Cap shall not constitute an EWST Capital Deficiency or Payment Deficiency, all as defined below, and the provision of Section 5.2 shall not apply to EWST in such case but, rather, EWST shall continue to be designated a non-defaulting Member in good standing.[1] In such case EWST, as a non-defaulting Member who has elected not to make an Additional Capital Contribution, shall be diluted on a pro rata basis and the ownership interest of any other non-defaulting Member who makes an Additional Capital Contribution shall increase in proportion to that Member’s Additional Capital Contribution.
(iii)	At the time that the Company has completed the drilling of ten (10) wells, the Managing Member shall provide EWST with financial projections for the Company in order for EWST to evaluate its continued participation as a Member of the Company. In the event that EWST determines in its reasonable discretion that there is not a reasonable likelihood that it will receive a reasonable return on its investment, EWST may deliver written notice to the Managing Member at that time that it no longer desires to participate as a active Member of the Company (the “Non-Participation Notice”), in which case EWST shall have no further obligation to make any Additional Capital Contributions after the date of the Non-Participation Notice and EWST’s failure to make Additional Capital Contribution after that time shall not result in EWST being a Defaulting Member and shall not constitute an EWST Capital Deficiency or Payment Deficiency, all as defined below, and the provision of Section 5.2 shall not apply to EWST in such case but, rather, EWST shall continue to be designated a non-defaulting Member in good standing. In such case EWST, as a non-defaulting Member who has elected not to make an Additional Capital Contribution, shall be diluted on a pro rata basis and the ownership interest of any other non-defaulting Member who makes an Additional Capital Contribution shall increase in proportion to that Member’s Additional Capital Contribution.

[1]	EWST’s capital contribution in connection with the Company shall be capped at a total of $3,000,000.00. EWST has previously paid its Initial Capital Contribution in the amount of $133,500, its first Additional Capital Contribution in the amount of $587,400, and a second Additional Capital Contribution in the amount of $40,050, for a total contribution to date of $760,950. Consequently, subject to Section 5.1(a)(iii), EWST’s obligation to make Additional Capital Contributions from and after the date of this Amended and Restated Operating Agreement is $2,239,050 ($3,000,000 less $760,950), unless EWST’s Board of Director’s authorizes Additional Capital Contributions in excess of the EWST Cap or unless EWST delivers a Non-Participation Notice pursuant to Section 5.1(a)(iii).

(b)	Funding Mechanics. The amount of each Capital Contribution shall be specified by the Company in a written Payment Notice delivered to each member at least thirty (30) days prior to the date on which the amount is due. Capital Contributions shall be made by wire transfer or immediately available funds to the account specified in the respective Payment Notice or by such other method as the Managing Member specifies in such Payment Notice.
     5.2 Defaulting Member. The following provisions are subject to the terms of Section 5.1 hereof.
(a)	Default. If any Member fails to make, when due, any portion of a Capital Contribution required to be contributed by such Member pursuant to this Agreement or to make any other payment required to be made by it hereunder when required to be made, then the Company shall promptly provide written notice of such failure to such Member. If such Member fails to make such Capital Contribution (a “Capital Deficiency”) or such other payment (the “Payment Deficiency”) within ten (10) business days after receipt of such notice, then, for so long as such Member fails to make such Capital Contribution or such other payment, such Member shall be deemed a “Defaulting Member” and, in addition to the other remedies provided in this Agreement, the remedies set forth below shall apply. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

(b)	Suspension of Rights. The Managing Member may upon written notice to the Defaulting Member suspend all of the Defaulting Member’s rights granted by this Agreement until the default is cured, without prejudice to the right of the non-defaulting Members to continue to enforce the obligations of the Defaulting Member previously accrued or thereafter accruing under this Agreement. The rights of the Defaulting Member that may be suspended hereunder at the election of the Managing Member shall include without limitation, the right to receive information as to any operation of the Company during the period of such default, the right to Vote on any matter, and the right to receive distribution pursuant to this Agreement.

(c)	Suit for Damages. The Company may sue the Defaulting Member to collect any Capital Deficiency or Payment Deficiency, plus interest accruing thereon from the date of default until the date of collection at the Default Rate. Nothing herein shall prevent any Member or the Company from suing any Defaulting Member to collect consequential damages accruing to such Member or the Company as a result of the default.

(d)	Dilution. The Managing Member may upon written notice to all Members, give each non-defaulting Member the right to contribute (or cause the Company to contribute) his/her pro rata share of the Capital Deficiency as additional Capital Contribution to the Company. If one or more non-defaulting Members elect not to make the additional Capital Contribution, the remaining Members (other than the Defaulting Member) shall be given the opportunity to make an additional Capital Contribution in an amount equal to his/her pro rata share of the shortfall. In the event that the Managing Member exercises the right under this Section 5.2(d), then at the election of the Managing Member, either (1) the Defaulting Member’s ownership interest in the Company shall be diluted on a pro rata basis, and the ownership interest of any non-defaulting Member who makes an Additional Capital Contribution shall increase in proportion to that Member’s Additional Capital Contribution, or (2) the Defaulting Member’s ownership interest in the Company shall not be diluted, but instead the Defaulting Member shall forego its right to receive any distributions from the Company until such time as the distributions that the Defaulting Member would have been entitled to receive but for the default equal three hundred percent (300%) of Capital Deficiency, and the non-defaulting Members who make additional Capital Contributions shall be entitled to receive three hundred percent (300%) of the amount of his/her additional Capital Contribution.

(e)	Costs and Attorneys’ Fees. In the event any party brings legal proceedings to enforce any financial obligation of a Member hereunder, the prevailing Member in such action shall be entitled to recover all court costs, costs of collection, and reasonable attorneys’ fees, which the lien provided for herein shall also secure.

(f)	Rights Cumulative. No right, power or remedy conferred upon the Managing Member or the Company in this Section 5.2 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 5.2 or now or hereafter at law or in equity or by statute or otherwise. No course of dealing between the Managing Member and any Defaulting Member and no delay in exercising any right, power or remedy conferred in this Section 5.2 or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

(g)	Lien on Units. Each Member grants to the other Members a lien upon his/her Units to secure performance of each Member’s payment obligations hereunder.
     5.3 Public Offering. Section 5.2 shall not apply to any Public Offering by the Company. Should the Company elect to make a Public Offering of its securities each Member shall be entitled to purchase additional Units or any other security issued by the Company on the open market and no Member shall have any so-called preemptive rights with respect to such Public Offering.
     5.4 No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.
     5.5 Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution.
     5.6 Capital Accounts. A separate Capital Account shall be maintained for each Member.
     5.7 Loans by Members. Any Member may, at any time, make or cause a loan to be made to the Company in any amount on those terms upon which the Company and the Member agree.
SECTION 6
ALLOCATIONS AND DISTRIBUTIONS
OF PROFITS AND LOSSES
     6.1 Allocations of Profits. Except as may be required by Ohio law or by Section 1.704-1(b)(2)(iv)(f)(4) of the Regulations, all items of income and gain of the Company shall be allocated among the Members in accordance with and in proportion to Actual Unit Ownership.
     6.2 Allocation of Losses. Except as may be required by Ohio law or by Section 1.704-1(b)(2)(iv)(f)(4) of the Regulations, all items of loss, deduction and credit of the Company shall be allocated among the Members in accordance with and in proportion to Actual Unit Ownership
     6.3 Distribution of Cash Flow. Distributions may be declared from time to time by the Members pursuant to Section 4.2 hereof, provided, however, that the Managing Manager shall automatically cause the Company to distribute, on or before April 15 of each year, the amount required to pay each Member’s estimated federal, state, and local tax liability arising from the profits of the Company, which shall be calculated at forty percent (40%) of the Company’s profits and shall be made in accordance with Actual Unit Ownership except that Distribution in anticipation of a Dissolution Event or subsequent to a Dissolution Event shall be made as provided in Section 10.2 hereof.
     6.4 Allocation and Distribution to New Members and Assignees. If Units are transferred or if additional Units are issued during any Fiscal Year, Profits and Losses for the Fiscal Year shall be allocated in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by a Vote of the Members pursuant to Section 4.2 hereof. All Distributions on or before the date of a Transfer shall be made to the transferor, and all Distributions thereafter shall be made to the transferee. If a Transfer does not comply with the provisions of Section 8 of this Agreement, then any Distribution shall be allocated to the Person who attempted to make the Transfer.

SECTION 7
TAXES
     7.1 Method of Accounting For Tax Purposes. The records of the Company shall be maintained on the accrual method of accounting for federal income tax purposes.
     7.2 Tax Matters Member. The Managing Member shall be designated as the “tax matters member” of the Company pursuant to Section 6231(a)(7) of the Code. The Managing Member shall take such actions as are necessary to cause each other Member and Assignee to become a “notice partner” within the meaning of Section 6223 of the Code.
SECTION 8
TRANSFERS OF UNITS AND WITHDRAWALS OF MEMBERS
     8.1 Permitted Transfers. Any Member may, during his/her lifetime, transfer all or any part of his/her Membership Interest to a trust for the benefit of said Member or his/her spouse, or his lineal descendants (hereinafter all said transferees shall be referred to as the “Permitted Transferee(s)”). In such a case, the Permitted Transferee(s) shall receive and hold such Membership Interest subject to all of the restrictions, terms, and conditions of this Agreement, and there shall be no further transfer of such Shares except: (i) to the transferor; or (ii) in accordance with the terms and conditions of this Agreement. A Member shall give the Company prior written notice at least thirty (30) days in advance of any transfer of his/her Membership Interest to a Permitted Transferee.
     8.2 Transfer or Sale of Units. Except for Permitted Transfers, no Member shall Transfer all or any portion or any interest in his/her Units except in compliance with this Agreement and unless the following conditions (the “Conditions of Transfer”) are satisfied:
(i)	The Transfer will not require registration of the Units under any federal or state securities laws;

(ii)	The transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement;

(iii)	The Transfer will not result in the termination of the Company pursuant to Code Section 708, or otherwise;

(iv)	The Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended;

(v)	The transferor or the transferee delivers the following information to the Company: (i) the transferee’s taxpayer identification number; and (ii) the transferee’s initial tax basis in the transferred Membership Interest; and

(vi)	The transferor complies with provisions set forth in Section 8.3 hereof.

     If the Conditions of Transfer are satisfied, then a Member may Transfer all or any portion of that persons Units; provided, however, and except otherwise provided for in Section 8.3(f), the transferee of the Units shall hold the Units as an unadmitted Assignee and shall have no right to: (i) become a Member; (ii) exercise any Membership Rights other than those specifically pertaining to ownership of a Membership Interest; or (iii) act as an agent of the Company.
     8.3 Right of First Refusal.
(a)	If a Member (the “Transferor”) receives a bona fide offer (the “Transferee Offer”) from any other Person (the “Transferee”) to purchase all or any portion of or any interest or rights in the Member’s Units (the “Transferor’s Interest”), then prior to any Transfer the Transferor shall give written notice to all other Members containing each of the following:
(i)	The Transferee’s identity;

(ii)	A true and complete copy of the Transferee’s Offer; and

(iii)	The Transferor’s Offer (the “Offer”) to sell the Transferor’s Units to all other Members other than the Transferor (individually, a “Remaining Member,” and collectively, the “Remaining Members”) for a total price equal to the price set forth in the Transferee’s Offer (the “Transfer Purchase Price”), which shall be payable on the terms of payment set forth in the Transferee’s Offer, subject to the provisions of this Section.
(b)	The Offer shall be and remain irrevocable for a period ending at 11:59 p.m. local time at the Company’s principal office on the thirtieth (30th) day following the date the Transfer Notice is given by the Transferor to the Remaining Member(s) (the “Offer Period”). At any time during the Offer Period, a Remaining Member may accept the Offer by notifying the Transferor in writing (the “Acceptance Notice”) that the Remaining Member intends to purchase all, but not less than all, of the Transferor’s Interest. If two (2) or more Remaining Members desire to accept the Offer, then, in the absence of an Agreement between or among them, each such Remaining Member shall purchase the Transferor’s Interest in the proportion that his/her respective percentage of Unit Ownership bears to the total percentages of all of the Remaining Members who desire to accept the offer. If any Remaining Member(s) accepts the Offer, then the Acceptance Notice shall fix a closing date (the “Transfer Closing Date”) for the purchase, which date shall not be earlier than ten (10) or more than ninety (90) days after the expiration of the Offer.
(c)	If any Remaining Member accepts the Offer, then the Transfer Purchase Price shall be paid on the Transfer Closing Date, in accordance with the payment terms set forth in the Transferee Offer unless otherwise agreed by the parties involved in the transaction.
(d)	If no Remaining Member accepts the Offer within the time and in the manner specified in this Section, then the Transferor may, for a period of sixty (60) days after the expiration of the Offer Period (the “Free Transfer Period”), Transfer the Transferor’s Interest to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. The Transfer shall be subject, however, to the conditions of Transfer set forth in Section 8.2 hereof. If the Transferor does not Transfer the Transferor’s Interest within the Free Transfer Period, then the Transferor’s right to Transfer the Transferor’s Interest pursuant to this Section, shall cease and terminate.

(e)	Any Transfer by the Transferor after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and other terms, provisions, conditions of this Agreement, shall be null and void and of no force or effect.

(f)	Notwithstanding, anything contained in Section 8.2 to the contrary, if (i) the Transferor gives the Transferee the right to become a Member in the Company; and (ii) the Remaining Members holding fifty-one percent (51%) or more of the Units then being held by all Remaining Members agree in writing to the Transferee becoming a Member, which consent may be withheld by the Remaining Members at their sole and unreviewable discretion, with or without cause; and (iii) the Transferee executes and delivers such documents as the Remaining Members and the Company may require to make the Transferee a party to this Agreement; and (iv) the Transfer to the Transferee otherwise strictly complies with the terms, provision, and conditions of this Section and other terms, provisions, and conditions of this Agreement, including, but without limitation, the Conditions of Transfer, then the Transferee shall become and the Remaining Members shall admit, the Transferee as a Member of the Company. Any Person who becomes a Member as a result of an assignment of a Membership Interest shall assume all of the obligations of the assignor, including liabilities unknown to the assignee at the time the assignee became a Member.

(g)	Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 8.3 in view of the purpose of the Company and the relationship of the Members. The Transfer of any Membership Right or Membership Interest in violation of the prohibition contained in Section 8.3 hereof shall be deemed invalid, null and void, and of no force or effect. Any Person to whom a Membership Right is attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive Distributions from the Company, or have any other rights in or with respect to the Membership Right.
     8.4 Requirements for Effectiveness of Transfer. As a condition to recognizing the effectiveness of any proposed Transfer of Units, the Remaining Members may require the Transferor and/or the proposed Transferee, to execute instruments of transfer, assignment and assumption and other documents, and to perform all other acts which the Remaining Members may deem necessary or desirable to:
(a)	Preserve the Company’s status under the laws of each jurisdiction in which the Company is qualified, organized or does business after the Transfer;

(b)	Maintain the Company’s classification as a partnership for federal income tax purposes; and

(c)	Assure compliance with any applicable state and federal laws including securities laws and regulations.
     8.5 Withdrawal of a Member. No Member shall have the right or power to withdraw as a Member of the Company without the unanimous prior written approval of the non-withdrawing Members and, if such approval is obtained, the optional buy-out provisions contained in Section 10.3 shall apply.
SECTION 9
ASSIGNMENTS AND ADDITIONAL MEMBERS
     9.1 Assignment of Units. Except as otherwise provided herein, a Member may not assign the Member’s Interest in the Company. Any Person who becomes an unadmitted Assignee by operation of this Agreement shall not become a Member of the Company and shall have no right to: (i) become a Member; (ii) exercise any Membership Rights other than those specifically pertaining to ownership of a Membership Interest; or (iii) act as an agent of the Company, except as otherwise provided in Section 8.3(f) herein.
     9.2 Additional Members. Upon written approval of the Members holding fifty-one percent (51%) or more of the Units then held by all Members, the Company may make a Person a Member by the Company issuing Units for such consideration as the Members determine. In such event, (i) Exhibit “C” to this Agreement shall be amended to reflect the issuance of Additional Units; (ii) the new Members shall execute such documents as shall be required to reflect their acquisition of Units in the Company and their agreement to be bound by the terms of the Articles and this Agreement, and (iii) the Membership Interest of all existing Members shall be diluted proportionally. Notwithstanding the provisions of this Section 9, all Members shall be given the first option to purchase the Additional Units on a pro-rata basis before such Additional Units are offered to any other Persons.

SECTION 10
DISASSOCIATION OF A MEMBER
     10.1 Disassociation. A Person ceases to be a Member upon the happening of any of the following events:
(i)	The withdrawal of the Member;

(ii)	A Member becoming a Bankrupt Member;

(iii)	In the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

(iv)	In the case of a Member that is an organization other than a corporation, the dissolution and commencement of winding up of the organization;

(v)	In the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter if not reinstated within ninety (90) days; or

(vi)	In the case of a Member who is a natural person, the adjudication of incompetency or death of the Member.
     10.2 Rights of Disassociating Member. In the event any Member disassociates prior to the dissolution and winding up of the Company, the disassociated Person shall have no right to compel a liquidation of his/her Units and, except as otherwise provided in Section 10.3 hereof, shall thereafter hold Units as an unadmitted Assignee.
     10.3 Optional Buy Out in the Event of the Disassociation of a Member Pursuant to Section 10.1(i) through (v).
(a)	In the event of the Disassociation of a Member pursuant to Section 10.1(i), (ii), (iii), (iv) or (v), then, notwithstanding anything contained herein to the contrary, the Disassociating Member shall be deemed to have offered for sale (the “Buy Out Offer”) to the other Members (individually, a “Remaining Member” and collectively, “Remaining Members”), or at the Remaining Member’s election, to the Company, all of the Units owned of record and beneficially by the Disassociating Member before the event causing the Disassociation (the “Disassociating Member’s Interest”).

(b)	The Buy Out Offer shall be and remain irrevocable for a period ending on the thirtieth (30th) day following the date the Remaining Members elect to continue the Company (the “Buy Out Offer Period”). At any time during the Buy Out Offer Period, a Remaining Member may accept the Buy Out Offer by notifying the Disassociating Member in writing (the “Buy Out

Acceptance”) that the Remaining Member intends to purchase all, but not less than all, of the Disassociating Member’s Units. If two (2) or more Remaining Members desire to accept the Buy Out Offer, then, in the absence of an agreement between or among them, each such Remaining Member shall purchase the Disassociating Member’s Units in the proportion that his/her respective Percentage of Unit Ownership bears to the total Percentages of all of the Remaining Members who desire to accept the Buy Out Offer. Alternatively, the Remaining Members may by a Vote of the Members elect to cause the Company to purchase the Disassociating Member’s Units. If any Remaining Member or the Company accepts the Buy Out Offer, then the Buy Out Acceptance shall fix a closing date (the “Buy Out Closing Date”) for the purchase, which date shall not be earlier than ten (10) or later than ninety (90) days after the date that the Buy Out Purchase Price (hereinafter defined) is determined.
(c)	If any Remaining Member accepts the Buy Out Offer, then the Purchase Price for such sale shall be determined pursuant to Section 10.4 hereof (the “Buy Out Purchase Price”). The Buy Out Purchase Price shall be paid in accordance with an unsecured promissory note(s) which shall: (i) be dated as of the Buy Out Closing Date; (ii) provide for payment of the Buy Out Purchase Price in thirty-six (36) equal monthly installments over a three (3) year period, (iii) bear interest at a rate of six percent (6%) per annum, which interest shall be payable monthly at the time installments of principal are due and payable; and (iv) be subordinated to the Company’s payment obligations to third party lenders. The Disassociated Member agrees to execute such subordination agreements as the Company’s third party lenders may request.

(d)	If no Remaining Member accepts the Buy Out Offer, then the Disassociating Member, upon expiration of the Buy Out Offer Period, shall thereafter be treated as an unadmitted Assignee.
     10.4 Buy Out Purchase Price. If, within thirty (30) days after the acceptance of the Buy Out Offer, the Manager and the Disassociating Member cannot agree on the amount of the Buy Out Purchase Price, then the Manager and the Disassociating Member shall jointly appoint an independent Appraiser, investment advisor or investment banking firm with reasonable experience in the oil and gas industry to determine the value the Company as of the last day of the fiscal year prior to the date of the Disassociation. The fees and other costs of the independent Appraiser, investment, advisor or investment banking firm shall be shared equally by both parties.
     10.5 Disassociation Pursuant to Section 10.1(vi). In the event of a Disassociation of a Member pursuant to Section 10.1(vi), that Member’s Units shall pass to the Member’s estate and to his/her heirs, all of which shall be treated as an unadmitted Assignee, and the optional buy out rights set forth in Section 10.3 shall not apply.

SECTION 11
DISSOLUTION AND WINDING UP
     11.1 Dissolution. The Company shall be dissolved and its affairs wound up, upon the happening of any of the following events:
(i)	When the period fixed for its duration in Section 2.8 has expired;

(ii)	Upon the unanimous Vote of the Members; or

(iii)	Upon entry of a decree of judicial dissolution.
     11.2 Procedure for Winding Up and Dissolution. If the Company is dissolved, the remaining Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, in satisfaction of the liabilities of the Company, then to the Interest Holders in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company’s taxable year in which the liquidation occurs, and thereafter to Members in proportion to their respective Actual Unit Ownership.
     11.3 Articles of Cancellation. If the Company is dissolved, the Members shall promptly file a Certificate of Dissolution with the Ohio Secretary of State. If there are no Remaining Members, the Certificate shall be filed by the last Person to be a Member; if there are no Remaining Members, or a Person who last was a Member, the Certificate shall be filed by the legal or personal representatives of the Person who last was a Member.
SECTION 12
ACCOUNTING, RECORDS AND BANK ACCOUNTS
     12.1 Records to be Maintained. The Company shall maintain the following records at its principal office or at such other locations as the Manager(s) deem necessary and desirable:
(i)	A current list of the full names, in alphabetical order, and last known business or residence address of each Member;

(ii)	Copies of the Articles, all amendments thereto, and executed copies of any powers of attorney pursuant to which the Articles or the amendments have been executed;

(iii)	Copies of this Agreement, all amendments hereto, and executed copies of any powers of attorney pursuant to which this Agreement and such amendments have been executed;

(iv)	Copies of the Company’s federal, state, and local income tax returns and reports, for the three (3) most recent years;

(v)	Copies of any financial statements of the Company for the three (3) most recent years; and

(vi)	Any other agreements or documents required by the Act or this Agreement.
     12.2 Accounts. The Company shall maintain at its principal office books and records, kept in accordance with generally accepted accounting principles. Each Member shall have the right to inspect and copy any books and records of the Company during normal business hours. The Managing Member shall provide each Member with (i) copies of the Company’s financial statements within sixty (60) days of the end of each fiscal quarter and (ii) an estimate of the Company’s required expenditures for the next fiscal quarter, as reasonably estimated by the Managing Member, at least thirty (30) days prior to the start of the upcoming fiscal quarter.
     12.3 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
     12.4 Annual Accounting Period. The annual accounting period for the Company shall be its taxable year. The Company’s taxable year shall be selected by the Members, subject to the requirements and limitations of the Code.
SECTION 13
LIABILITY AND INDEMNIFICATION
     13.1 General. A Member shall not be liable, responsible, or accountable, in damages or otherwise, to any other Member or to the Company for any act performed by the Member with respect to Company matters, except for fraud, gross negligence, or breach of this Agreement. The Company shall indemnify its Members, and only by a Vote of the Members cause to indemnify its employees and agents, to the extent permitted by the Act or other applicable Ohio laws. The indemnification provided in this Section shall not be deemed exclusive of, or in any way to limit any other rights to which any Person seeking indemnification may be or may become entitled as a matter of law, by the Articles of Organization, agreements, insurance, a Vote of Members, or otherwise, with respect to action in his/her official capacity, and shall continue to a Person who has ceased to be a Member, officer, or agent, and shall inure to the benefit of their heirs, executors, and administrators of such a Person. Any Member who personally guarantees any obligation of the Company or any obligation of the Company to a third party lender (a “Guaranteeing Member”) shall be entitled to pro rata indemnification from the other Members and from the Company in the event that the Guaranteeing Member pays the obligation of the Company.

SECTION 14
REPRESENTATIONS AND WARRANTIES
     14.1 General. As of the date hereof, each Member for the benefit of each other Member and the Company, hereby makes each of the representations and warranties applicable to such Member as set forth in this Section 14, and such warranties and representations shall survive the execution and delivery of this Agreement.
     14.2 Investment Purposes. Each Member hereby represents and covenants as follows:
(a)	This Agreement constitutes the legal, valid, and binding obligation of such Member.

(b)	Neither the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby (i) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of such Member’s affiliates; (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions or provisions of any material agreement or instrument to which such Member or any of that Member’s affiliates is a party or by which such affiliate is or may be bound or to which any of its material properties or assets is subject; (iii) will conflict with, violate, result in a breach or constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which such Member or any such Member’s affiliates is a party or by which such Member or any of such affiliates is or may be bound; or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Member or any of such Member’s affiliates.

(c)	Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Member of this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made or obtained on or before the effective date of this Agreement.

(d)	The Member acknowledges and agrees that: (i) the interest in the Company hereunder is not registered under the Securities Act of 1933, as amended, or any state securities laws, and is being issued in reliance upon federal and state exemptions for transactions not involving any public offering; (ii) the Membership interests being acquired are subject to restrictions on transferability and resale and may not be transferred or sold except as permitted by this Agreement and under the Securities Act of 1993, as amended, and the applicable state securities laws pursuant to registration or exception therefrom; (iii) the Member is acquiring said Membership Interest solely for his/her own account for investment purposes and not with a view to the distribution thereof; (iv) the Member has either consulted with its own investment advisor, attorney or accountant about the investment and the proposed purchase of the Membership Interest and its suitability, or chosen not to do so, despite the recommendation of that course of action by the Managing Member, and understands the risk of and other considerations relating got the purchase of the Membership Interest; (v) the Member is knowledgeable and experience with respect to financial, tax and business aspects of the ownership of the Membership Interest and of the business contemplated by the Company, and is capable of evaluating the risks and merits of purchasing said Membership Interest and is further knowledgeable in making a decision to proceed with this investment and has not relied upon any representations, warranties or agreements other than those set forth in this Agreement, if any; (vi) the Member can bear the economic risk of the proposed investment in the Company for an indefinite period of time, and could afford to suffer the complete loss thereof; (vii) each Member acknowledges that the Company has no operating history, that the Membership Interest involves a substantial degree of risk of loss and that there is no assurance of any income for each Member’s investment and that any federal and/or state income tax benefits which may be available to a Member may be lost through the adoption of new laws or regulations, to changes of existing laws, and to changes to the interpretation of existing laws and regulations; and (viii) each Member is a sophisticated and accredited investor within the meaning of Rule 501(a) of the Regulations promulgated under the Securities Act of 1933, as amended, with knowledge and experience in business and financial matters.
SECTION 15
MISCELLANEOUS PROVISIONS
     15.1 Confidentiality. No Member shall disclose any confidential or proprietary information or trade secrets of the Company (including, without limitation, the identity of the Company’s clients or suppliers, or the prices at which the Company purchases products or services) to any unauthorized third parties or use any such information to the detriment of the Company.

SECTION 16
GENERAL PROVISIONS
     16.1 Entire Agreement. This Agreement and the Articles represent the entire agreement among the Members. It supersedes all prior written and oral statements, including any prior representations, statements, conditions, or warranties. This Agreement may only be amended by a written instrument approved pursuant to Section 4.2(i) hereof. Oral agreements which purport to amend this Agreement shall not be enforceable.
     16.2 Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts required to comply with the Act and with all other laws or for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.
     16.3 Rights of Creditors and Third Parties under this Agreement. This Agreement is entered into among the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any Agreement between the Company and any Member with respect to any Capital Contribution or otherwise.
     16.4 Notices. Except as otherwise provided herein, any notice, demand, consent, election, offer, approval, request, or other communication (“Notice(s)”) required or permitted by this Agreement shall be in writing and delivered personally, sent by certified or registered mail, postage prepaid, or by facsimile or electronic mail. A Notice shall be addressed to a Member at the Member’s address as it appears on the records of the Company. Notice to the Company shall be given to its principal office or personally delivered to the custodian of the Company’s records. Notice sent by mail will be deemed given two (2) business days after being deposited in the United States Mail. Notice sent by facsimile or electronic mail shall be deemed to be delivered on the date of delivery indicated on the facsimile or electronic mail delivery confirmation record. Any Member may designate, by a Notice to the Company, substitute addresses or addressees for Notices, and Notices shall be directed to those substitute addresses or addressees thereafter.
     16.5 Specific Performance. The Members recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any Member who may be injured, in addition to any other remedies which may be available to that party, shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

     16.6 Applicable Law. The laws of the State of Ohio, including the Act, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.
     16.7 Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.
     16.8 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, legatees, executors, administrators, personal and legal representatives, successors, and permitted assigns.
     16.9 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.
     16.10 Severability. Each provision of this Agreement shall be considered severable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.
     16.11 Conflicts of Interest. A Member, including, without limitation, the Managing Member, or an officer of the Company (an “Interested Person”) shall not be disqualified from dealing or contracting with the Company as a vendor, purchaser, employee, agent or otherwise, provided that (i) the terms and conditions of any transaction between the Company and an Interested Person shall be substantially similar to what is being charged in the open marketplace for the goods and services being provided, and (ii) the nature of the transaction between the Company and the Interested Person is disclosed to all Members. No transaction, contract or act of the Company ( an “Interested Transaction”) shall be void or voidable or in any way affected or invalidated by reason of the fact that any Interested Person or any firm of which any Interested Person is a shareholder, director, member, manager or trustee, or any trust of which any Interested Person is trustee or beneficiary, is in any way interested in the transaction, contract or act, provided that the requirements of both subsections (i) and (ii) above are satisfied. So long as the Interested Transaction complies with the foregoing sentence of this Section, then no Interested Person shall be accountable or responsible to the Company for, or in any respect to, any transaction, contract or act of the Company in which he is interested for any gains or profits directly or indirectly realized by him, her or it therefrom. The foregoing shall apply without regard to whether the approval requirements set forth in Section 1705.31 of the Act have been satisfied. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause or proceeding, the question of whether an Interested Person has acted in good faith is material, then notwithstanding any statute or rule of law or equity to the contrary, his, her or its good faith shall be presumed in the absence of proof to the contrary by clear and convincing evidence.
     16.12 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same documents. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
     16.13 Representation. The Members of this Agreement acknowledge and agree that the Company’s counsel, Dworken & Bernstein Co., L.P.A. and Jodi Tomaszewski and Melvyn E. Resnick (collectively the “Attorneys”) prepared this Agreement on behalf of and in the course of the Attorneys representation of the Company and that:
(a)	The Members have been advised by the Attorneys that a conflict of interest exists among their individual interest;

(b)	The Members have been advised by the Attorneys to seek the advice of independent legal counsel;

(c)	The Members have had an opportunity to seek the advice of independent legal counsel;

(d)	The Members have received no representations from the attorneys about the tax consequences of this Agreement;

(e)	The Members have been advised by the Attorneys that this Agreement may have tax consequences;

(f)	The Members have been advised by the Attorneys to seek the advice of independent tax counsel; and

(g)	The Members have had the opportunity to seek the advice of independent tax counsel.
SIGNATURES ON FOLLOWING PAGE

     IN WITNESS WHEREOF, this Amended and Restated Operating Agreement has been executed as of this date first above written.

/s/ Gregory J. Osborne

John D. Oil and Gas Company
By:	Gregory J. Osborne

Its:	President

/s/ David A. Certozke

Energy West Resources, Inc.
By:	David A. Cerotzke

Its:	Vice Chairman

/s/ Sam Petros

Sam Petros

/s/ Richard M. Osborne

Richard M. Osborne, Trustee U/T/A 1-13-95

/s/ Steven A. Calabrese

CCAG Limited Partnership
By:	TGF Corporation

Its:	General Partner

By:	/s/ Steven A. Calabrese

Steven A. Calabrese, President of TGF Corporation

/s/ Eric M. Calabrese

R.C. Enterprises & Development, LLC
By:	Eric M. Calabrese

Its:	Managing Member

Exhibit 10.6
APPENDIX
     “Act” means the Ohio Limited Liability Company Act, Ohio Revised Code Chapter 1705, as amended from time to time.
     “Agreement” means this Operating Agreement as amended from time to time.
     “Articles” means the Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Ohio Secretary of State.
     “Assignee” means an assignee of Units who is not a Member at the time of the assignment and is not admitted thereafter as a Member.
     “Bankrupt Member” means a Member who: (i) has become the subject of a decree or order for relief under any bankruptcy, insolvency or similar law affecting creditors’ rights now existing or hereafter in effect; or (ii) has initiated, whether in an original proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation, arrangement, composition, readjustment, dissolution, or similar relief.
     “Capital Account” means the amount of cash and fair market value of services or property (net of any liabilities secured by contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) that a member or Assignee has contributed to the Company as Capital Contributions pursuant to Section 5 hereof, adjusted as follows:
(i)	The Capital Account shall be increased by all Profits allocated to such Person pursuant to Section 6 hereof.

(ii)	The Capital Account shall be decreased by (a) the amount of cash and the fair market value of all property distributed to such Person by the Company (net of liabilities securing such distributed property that such Person is considered to assume or take subject to under Section 752 of the Code), and (b) all Losses allocated to such Person pursuant to Section 6 hereof.

(iii)	The Capital Account shall be credited in the case of an increase or debited in the case of a decrease to reflect such Person’s allocable share of any adjustment to the adjusted basis of Company assets pursuant to Section 734(b) of the Code to the extent provided by Section 1.704-1(b)(2)(iv)(m) of the Regulations.

(iv)	The Capital Account shall be adjusted in any other manner required by Section 1.704-1(b)(2)(iv) of the Regulations or otherwise, in order to be deemed properly maintained for federal income tax purposes.

(v)	Capital Accounts shall not bear interest.

(vi)	The Transferee of Units shall succeed to the Capital Account attributable to the Units transferred.
     “Capital Contribution” means any contribution of cash, property or services to the Company made by or on behalf of a Member or Assignee pursuant to Section 5 hereof.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Company” means the limited liability company organized pursuant to the Articles and this Agreement, and any successor limited liability company.
     “Default Rate” means the maximum amount of interest allowed to be charged under the law of the State of Ohio.
     “Distribution” means a transfer of cash or property to a Member or Assignee on account of Units as described in Section 6 hereof.
     “Disassociation” means any action which causes a Person to cease being a Member as described in Section 9 hereof.
     “Dissolution Event” means an event, the occurrence of which will result in the dissolution of the Company under Section 9.1 hereof.
     “Fiscal Year” means the taxable year of the Company.
     “Interest Holder” means any Person who holds an interest in the Company, whether as a Member or an unadmitted Assignee of a Member.
     “Member” means any Person who has signed this Agreement as a Member or who is hereafter admitted as a Member of the Company pursuant to this Agreement.
     “Membership Interest” means an Interest Holder’s share of the Profits and Losses of, and the right to receive Distributions from, the Company.
     “Membership Rights means all the rights of a Member in the Company, including a Member’s: (i) Membership Interest, and (ii) the rights granted to the Member under this Agreement or under the Act.
     “Operating Expenses” means all expenses relating to the operation of the Company, including but not limited to the following:
(i)	all expenses relating to managing and controlling the business and affairs of the Company;

(ii)	all administrative expenses of the Company, including the cost of the preparation of the annual audit, financial and tax returns and tax reports required for Members or the Company, cash management expenses and routine legal and accounting expenses;

(iii)	all costs and expenses incurred in originating, investigating, selecting, negotiating, acquiring, structuring, financing, operating, monitoring, disposing of or abandoning the Prospect or transactions that, if consummated, would be part of the Prospect;

(iv)	all third-party expenses in connection with the Prospect, including any financing, legal, accounting, management and consulting fees or expenses as well as any administrative expenses of the Prospect;

(v)	all premiums, deductibles and other costs associated with obtaining and maintaining any insurance coverage with respect to the business and activities of the Company;

(vi)	interest on and fees and expenses arising out of all borrowings made by the Company, including the arranging thereof;

(vii)	costs of any litigation, director and/or officer liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;

(viii)	expenses of liquidating the Company;

(ix)	registration expenses and any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company;

(x)	expenses of any meetings of the Member; and

(xi)	expenses in connection with the formation and organization of the Company and any related entities, including any related legal and accounting fees.
     “Past Due Rate” means the maximum non-usurious rate of interest permitted by applicable law.
     “Payment Notice” means a written notice requiring Capital Contributions to the Company, which notice shall (a) specify the amount required from the Member; (b) specify the purpose for which the Capital Contribution is required to be made; and (c) the date by which the Capital Contribution must be paid.
     “Percentage” means, as to a Member, the percentage set forth after the Member’s name on Exhibit “C”, as amended from time to time, and as to an Interest Holder or unadmitted

Assignee who is not a Member, the Percentage of the Member whose Membership Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Membership Interest.
     “Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.
     “Pipeline System” shall mean the pipeline system that will be developed and constructed for purpose of gathering and transporting gas within and from the Prospect to market.
     “Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:
(i)	All items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(ii)	Any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iii)	Any expenditures of the Company described in Code Section 705(a)(2)(B) [or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)] and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(iv)	Gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

(v)	In lieu of the depreciation, amortization, or cost recovery deduction allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(vi)	Notwithstanding any other provision of this definition, any items which are specifically allocated pursuant to Section 6 hereof shall not be taken into account in computing Profit or Loss.
     “Regulations” except where the context indicates otherwise, means the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be changed from time to time.
     “Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

     “Unit” means a fractional share of the membership interest of a Member or an Assignee in the Company, the numerator of which is one (1) and the denominator of which is the total number of Units outstanding from time to time. As of the date of this Agreement, the Company has 100 Units outstanding, as reflected in Exhibit “C” attached hereto, which shall be amended in the event that the Company issues additional Units or acquires any outstanding Units.
     “Vote” means each Member’s voting rights as provided for in Section 4 hereof. Unless stated otherwise, any matter submitted to a Vote of the Members or requiring approval of the Members shall be deemed to have passed if approved by the Members holding fifty-one percent (51%) or more of the Units then held by all Members.

v

Exhibit 10.6
EXHIBIT “A”
Organization/Registration of Limited Liability Company

Exhibit 10.6
EXHIBIT “B”
Purchase and Sale Agreement

EXHIBIT “C”